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On the Issue Date specified, Ford Motor Credit Company ("Ford  Credit") will issue the series of its Continuously Offered Bonds for
Retail Accounts Due Nine Months or More from the Date of Issue described below.  Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase each series of the Notes at the price indicated, for resale at the Price to Public shown below. After the initial public offering of each series, the offering price for that series may be changed.

        Filed under Rule 424(b)(3), Registration Statement No. 333-86832
                   Pricing Supplement No. 15, dated March 15, 2004
                (To prospectus dated May 17, 2002, and prospectus
                         supplement dated November 21, 2003)

                            Ford Motor Credit Company
                 Continuously Offered Bonds for Retail Accounts
                 Due Nine Months or More from the Date of Issue

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Fixed Rate Note                                              Fixed
   CUSIP                                Price to        Interest Rate per    Interest        Stated Maturity    Survivor's
   Number          Price to Public1    Purchasing            Annum            Payment            Date            Option
                                         Agent1                              Frequency
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  34539C PL0          100.0%            99.6125%            2.900%           Monthly           March 20, 2006      YES

Redemption Information:  N/A
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  34539C PM8          100.0%            99.3875%            3.500%           Quarterly         March 20, 2007      YES

Redemption Information:  N/A
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  34539C PN6          100.0%            99.0250%            4.400%           Quarterly         March 20, 2009      YES

Redemption Information: N/A
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  34539C PP1          100.0%            98.8250%            5.250%           Semi-Annually     March 21, 2011      YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning March 20, 2006.  See the prospectus supplement for further information.
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  34539C PQ9          100.0%            98.5250%            6.050%           Semi-Annually     March 20, 2014      YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning March 20, 2006.  See the prospectus supplement for further information.

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Floating Rate     Price to     Price to        Floating         Interest       Interest      Stated       Interest     Survivor's
    Note           Public     Purchasing      Rate Index     Determination      Payment     Maturity       Reset        Option
CUSIP Number                    Agent          Maturity          Dates         Frequency      Date         Dates
                                              and Spread
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 34539C PK2       100.0%      99.0250%        Three-Month    See below at     Quarterly   March 20,     Quarterly on      YES
                                               Treasury         note 2                      2009       each Interest
                                               Rate plus                                                Payment Date
                                               165 basis
                                                points
                                                (1.65%)
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The interest rate for the Interest Period beginning on the Issue Date will be 2.611% per annum.
Redemption Information: N/A
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1 Expressed as a percentage of the aggregate principal amount.
        Trade Date: March 15, 2004                                                                             Merrill Lynch & Co.
        Issue Date: March 24, 2004                                                                              Purchasing Agent
        Minimum Denominations/Increments: $1,000/$1,000                                                        Acting as Principal
        All trades in the Notes described in this pricing supplement will settle on the Issue Date in same-day funds without accrued interest, in book-entry form only through DTC.
        Merrill Lynch & Co. DTC Participant Number:  161



2 With respect to Floating Rate Notes indexed to a Treasury Rate, the Interest Determination Date for such Notes will be the day of the week in which each Interest Reset Date falls on which Treasury bills of the applicable Index Maturity (as specified in this Pricing Supplement) are auctioned. Treasury bills normally are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction normally is held on the following Tuesday, or on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.


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